Exhibit 99.a

Culp Announces Results for Fourth Quarter Fiscal 2008

HIGH POINT, N.C.--(BUSINESS WIRE)--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and year ended April 27, 2008.

Highlights for the fourth quarter and fiscal year 2008 include the following:

  Net income for fiscal 2008 increased to $0.42 per share, reversing a net loss per share of $0.11 in fiscal 2007. Excluding restructuring charges, net income per share increased to $0.57 from $0.32 in fiscal 2007.
  Net sales for the year increased two percent to $254.0 million, with mattress fabrics up 28 percent and upholstery fabrics down 19 percent.
  Cash flow from operations increased to $16.4 million for fiscal 2008, up from $11.5 million in fiscal 2007
  Net income per share for Q4 of fiscal 2008 was $0.16 per share compared with a net loss per share of ($0.00) in Q4 of fiscal 2007. Excluding restructuring charges, net income per share for Q4 of fiscal 2008 was $0.18 compared with net income per share of $0.14 in the prior year period.
  Net sales for the quarter decreased 13 percent to $64.0 million, with mattress fabrics down 9 percent and upholstery fabrics down 16 percent.
  Total debt reduced 48 percent to $21.4 million at the end of fiscal 2008 from $40.8 million at the end of fiscal 2007, with debt to capital at 20 percent versus 34 percent for the prior year.
  Successfully integrated the acquisition of ITG’s mattress fabrics business, adding approximately $35 million in sales with minimal additions to staffing and fixed assets and continued outstanding delivery performance to customers.
  Initiated a major $5.0 million capital project in the mattress fabrics business to install state-of-the art weaving and finishing equipment, designed to provide more reactive capacity for faster delivery response times and improved productivity.
  The upholstery fabrics business remained profitable and generated significant cash flow in the face of the most challenging furniture industry conditions in many years.
  Successfully executed a multi-year restructuring of the upholstery fabrics business, which began in fiscal 2001, and included aggressive development of a China operation and substantial downsizing to one manufacturing facility in the U.S.

Overview

For the three months ended April 27, 2008, net sales were $64.0 million, compared with $73.2 million a year ago. The company reported net income of $2.1 million, or $0.16 per diluted share, for the fourth quarter of fiscal 2008, compared with a net loss of $40,000, or ($0.00) per diluted share, for the fourth quarter of fiscal 2007. The financial results for the fourth quarter of fiscal 2008 included $186,000, or $0.01 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the fourth fiscal quarter was $2.3 million, or $0.18 per diluted share. The financial results for the fourth quarter of fiscal 2007 included $1.8 million, or $0.14 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the fourth quarter of fiscal 2007 was $1.8 million, or $0.14 per diluted share. (A reconciliation of the net income (loss) and net income (loss) per share has been set forth on Page 7.)

For the fiscal year ended April 27, 2008, the company reported net sales of $254.0 million compared with $250.5 million for the same period a year ago. Net income for fiscal 2008 was $5.4 million, or $0.42 per diluted share, compared with a net loss of $1.3 million, or $0.11 per diluted share, for fiscal 2007. Excluding restructuring and related charges of $1.9 million, after taxes, net income for fiscal 2008 was $7.3 million, or $0.57 per diluted share. Excluding restructuring and related charges of $5.2 million, after taxes, net income for fiscal 2007 was $3.8 million, or $0.32 per diluted share.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We are pleased with our performance for the fourth quarter and year considering the current challenges we are facing. The uncertain economy, housing crisis and high energy costs have continued to influence consumer demand for furniture, and, to a lesser extent, bedding products. In spite of this environment, fiscal 2008 was an outstanding year for Culp, both in terms of our financial performance and the improvement in our competitive position. For the year, overall sales, profitability and cash flow were up from fiscal 2007, and we are pleased with the progress we have made in our operations. Today, Culp is a much stronger company than a year ago with respect to our value proposition to customers and our ability, both operationally and financially, to take advantage of opportunities in the current competitive landscape. We believe the business models in our businesses, mattress fabrics and upholstery fabrics, along with our improved financial position, are providing increasing value and stability to our customers, especially in light of the challenges facing many industry participants and the highly uncertain outlook.”

Mattress Fabrics Segment

Mattress fabric sales for the fourth quarter were $34.6 million, compared with $38.1 million for the fourth quarter of fiscal 2007. On a unit volume basis, total yards sold decreased by 11 percent compared with the fourth quarter of fiscal 2007. The average selling price of $2.50 per yard for the fourth quarter of fiscal 2008 was 2.3 percent higher than the same period a year ago, reflecting a shift in product mix toward more knitted and specialty fabrics. While operating income of $3.9 million for this segment was the same as a year ago, operating income margin improved to 11.1 percent of sales, compared with 10.3 percent of sales, for the prior-year period.

“Culp’s mattress fabrics sales were affected by softer consumer bedding demand as well as the discontinuation of certain ITG products that did not fit our business model,” said Saxon. “The results for the quarter also reflect higher raw materials costs and increased Canadian operating costs due to the strengthening of the Canadian currency as compared with the same period last year. As previously announced, we implemented a small price increase on selected products during the quarter to help offset these costs. We have also continued to improve our operating efficiencies with respect to the integration of the ITG operations and were pleased with the improvement in our operating margin over the prior year quarter. For the year, sales increased 28 percent to $138.1 million from $107.8 million, and operating income improved to $14.1 million, or 10.2 percent of sales, from $10.8 million, or 10.0 percent of sales, a year ago. Additionally, we reduced the amount of capital invested in this business, primarily as a result of a $4.1 million, or 22 percent, reduction in inventory since the end of fiscal 2007.

“During the quarter, we have been implementing a $5.0 million capital project to enhance our manufacturing platform and provide additional reactive capacity in mattress fabrics. This project, which involves the expansion of our weaving and finishing operations in our Stokesdale, North Carolina, facility, is expected to be substantially completed by the end of July 2008. The new state-of-the-art equipment and additional capacity will allow us to provide even faster response times and improve productivity. Our primary focus is on maintaining a very high level of service for our customers. At the same time, we have enhanced our ability to pursue additional growth opportunities as they present themselves and extend our leadership position in mattress fabrics,” added Saxon.

Upholstery Fabrics Segment

Sales for this segment, which include both fabric and cut and sewn kits, were $29.4 million, a 16 percent decline compared with $35.1 million in the fourth quarter of fiscal 2007. Total fabric yards sold declined by 18.6 percent, while average selling prices were 1.2 percent higher than the fourth quarter of fiscal 2007. Upholstery fabrics sales reflect continued soft demand industry wide, as well as continued very weak demand for U.S. produced upholstery fabrics, driven by consumer preference for leather and suede furniture and other imported furniture and fabrics. Sales of non-U.S. produced fabrics were $19.9 million in the fourth quarter, down 4.5 percent over the prior year period, while sales of U.S. produced fabrics were $9.5 million, down 34 percent from the fourth quarter of fiscal 2007. Operating income for the upholstery fabrics segment for the fourth quarter of fiscal 2008 was $134,000 compared with operating income of $863,000 for the same period a year ago. For the year, sales were $116.0 million, down 19 percent from $142.7 million a year ago, due primarily to lower U.S. produced sales. Operating income for the year was $1.2 million, down from last year’s level of $2.3 million.

“Our upholstery fabrics sales reflect the challenging operating environment across the retail furniture industry,” said Saxon. “As consumer spending for furniture has reached very low levels, the overall demand for upholstery fabrics has also continued to decline. However, in spite of the lower sales, we were pleased to report another profitable quarter in upholstery fabrics. While sales produced from our China operations accounted for 68 percent of all upholstery fabric sales, those sales have also been affected by the weaker demand. Our China platform, which marked its four year anniversary during fiscal 2008, remains the cornerstone of Culp’s upholstery fabrics business and we are pleased with the performance of this operation. Our strategy to more aggressively pursue the cut and sewn kit business is going well and we are attracting sizable new customers to Culp in this product area. Additionally, we are expanding our marketing efforts to sell our products to other countries, including the local Chinese market.

“We have continued to face significant challenges with respect to the underperformance and lower sales volumes of our remaining U.S. manufacturing operation, which produces primarily velvet fabrics and some decorative fabrics. In response, we have implemented a revised marketing strategy that provides customers with very quick delivery on targeted products at key price points. This strategy allows us to drive more business on fewer products. These products are constructed primarily with Chinese sourced yarns. We are encouraged with the customer placements and response to date of this new approach which is expected to result in improved manufacturing performance and lower unit costs. We also implemented a meaningful price increase on our U.S.-produced products during the fourth quarter. We believe it is strategically important to find a way to keep our one remaining U.S. upholstery fabrics facility open, especially considering Culp is now the sole manufacturer of velvet upholstery fabrics in the U.S.

“Overall, we have lowered our cost structure with selling, general and administrative (SG&A) expenses for the fourth quarter of fiscal 2008 down approximately $1.1 million, or 28 percent, from the same period a year ago. For the year, SG&A expenses for upholstery fabrics were down 23 percent. As difficult as it is to achieve, we must continue to keep costs and inventories in line with demand,” added Saxon.

Balance Sheet

“Keeping our financial position and cash flow strong has been a top priority for fiscal 2008,” added Saxon. “We were especially pleased with our strong cash flow from operations for the year, totaling $16.4 million for fiscal 2008 compared with $11.5 million for fiscal 2007. This performance is due to increased profitability in mattress fabrics and significant improvement in working capital management. Most importantly, this level of cash flow enabled us to substantially reduce our long term debt during this fiscal year. Total debt was $21.4 million at the end of fiscal 2008 compared with $40.8 million a year earlier, a 48 percent reduction. Our debt to capital ratio has improved substantially and was 20 percent at the end of the year, compared with 34 percent a year earlier.”

Outlook

Commenting on the outlook for the first quarter of fiscal 2009, Saxon remarked, “We believe our mattress fabrics segment will continue to perform well, even though bedding industry demand is softening. Industry conditions for upholstery fabrics have been extremely difficult all year, reflecting very weak consumer demand, and we expect this trend to continue for the foreseeable future. Overall, we expect our first quarter of fiscal 2009 sales to be down approximately 10 to 15 percent from the first quarter of last year.

“We expect sales in our mattress fabrics segment to be down approximately three to seven percent for the first quarter, primarily due to the planned discontinuation of certain ITG products and softening overall demand. Operating income in this segment is expected to approximate the prior year period, although we expect margins to improve.

“In our upholstery fabrics segment, we expect sales to be down approximately 20 to 25 percent for the first quarter, due mostly to lower sales of U.S. produced fabrics. We believe the upholstery fabric segment’s operating results will reflect a moderate operating loss, due primarily to very weak gross profits in our U.S. operations. However, we still expect continued solid gross profit margins in our non-U.S. produced business and substantially lower selling, general and administrative expenses as compared to the first quarter of the prior year.

“Considering these factors, we expect the company to report net income in the first quarter in the range of $0.08 to $0.12 per diluted share, excluding restructuring and related charges for previously announced restructuring initiatives. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and foreign currency fluctuations may continue. The actual results will depend primarily upon the level of demand throughout the quarter," said Saxon.

The company estimates that restructuring and related charges of approximately $100,000 ($75,000 net of taxes, or $0.01 per diluted share) from previously announced restructuring initiatives will be incurred during the first fiscal quarter. Including the restructuring and related charges, the company expects to report net income for the first fiscal quarter of 2009 in the range of $0.07 to $0.11 per diluted share. (A reconciliation of the projected net income per share calculation has been set forth on Page 7.)

In closing, Saxon remarked, “We are pleased with our execution over the past year and are confident that we have the business models and management teams in place that will allow us to be solidly profitable in this challenging environment, and be well positioned to benefit from any upturn in consumer demand. We are a significantly stronger company today, with a keen focus on driving improvement in the value we provide to our customers. Looking ahead, our mattress fabrics business will continue to be the key contributor to our profitability in fiscal 2009. With the capital improvements underway to enhance our manufacturing capabilities and improve our customer service, we believe we have additional opportunities to grow our mattress fabrics business. While challenging conditions in the retail furniture industry are affecting our upholstery fabrics business, we believe we are strengthening our competitive position. Our China platform is maturing and continues to provide a sustainable business model for Culp to compete effectively in today’s upholstery fabrics’ global marketplace. Overall, we are optimistic about our opportunities for fiscal 2009 and remain focused on achieving profitable growth over the long term.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company’s products. Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K.

CULP, INC. Condensed Financial Highlights (Unaudited)

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007

Net sales	$63,998,000	$73,196,000	$254,046,000	$250,533,000
Income (loss) before income taxes	$1,430,000	$(185,000)	$4,843,000	$(3,001,000)
Net income (loss)	$2,077,000	$(40,000)	$5,385,000	$(1,316,000)
Net income (loss) per share:
Basic	$0.16	$(0.00)	$0.43	$(0.11)
Diluted	$0.16	$(0.00)	$0.42	$(0.11)
Income before income taxes, excluding restructuring and related charges[1]	$2,063,000	$2,601,000	$7,755,000	$5,393,000

Net income, excluding restructuring and related charges	$2,263,000	$1,781,000	$7,250,000	$3,844,000
Net income per share, diluted, excluding restructuring and related charges[1]	$0.18	$0.14	$0.57	$0.32
Average shares outstanding:
Basic	12,642,000	12,559,000	12,624,000	11,922,000
Diluted	12,729,000	12,566,000	12,765,000	11,926,000
[1]	Excludes restructuring and related charges of $633,000 ($186,000 or $0.01 per diluted share, after taxes) for the fourth quarter of fiscal 2008. Excludes restructuring and related charges of $2.9 million ($1.9 million, or $0.15 per diluted share, after taxes) for fiscal 2008. Of the $633,000 and $2.9 million, non-cash charges were $490,000 and $1.5 million, respectively.

Excludes restructuring and related charges of $2.8 million ($1.8 million, or $0.14 per diluted share, after taxes) for the fourth quarter of fiscal 2007. Excludes restructuring and related charges of $8.4 million ($5.2 million, or $0.43 per diluted share, after taxes) for fiscal 2007. Of the $2.8 million and $8.4 million, non-cash charges were $1.7 million and $5.1 million, respectively.

CULP, INC. Reconciliation of Income (Loss) before Income Taxes as Reported to Pro Forma Income before Income Taxes (Unaudited)

	Three Months Ended		Twelve Months Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007

Income (loss) before income taxes, as reported	$1,430,000	$(185,000)	$4,843,000	$(3,001,000)
Restructuring and related charges	$633,000	$2,786,000	$2,912,000	$8,394,000

Pro forma income before income taxes	$2,063,000	$2,601,000	$7,755,000	$5,393,000

Reconciliation of Net Income (Loss) as Reported to Pro Forma Net Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007

Net income (loss) as reported	$2,077,000	$(40,000)	$5,385,000	$(1,316,000)
Restructuring and related charges	$186,000	$1,821,000	$1,865,000	$5,160,000

Pro forma net income	$2,263,000	$1,781,000	$7,250,000	$3,844,000

Reconciliation of Net Income (Loss) Per Share as Reported to Pro Forma Net Income Per Share
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007

Net income (loss), per diluted share, as reported	$0.16	$(0.00)	$0.42	$(0.11)
Restructuring and related charges, net of income taxes	$0.02	$0.14	$0.15	$0.43
Pro forma net income per diluted share, adjusted	$0.18	$0.14	$0.57	$0.32

[1] Per share numbers have been rounded

Reconciliation of Projected Range of Net Income Per Share to Projected Range of Pro Forma Net Income Per Share
(Unaudited)

			Three Months Ending
			August 3, 2008

Projected range of net income per diluted share			$ 0.07 - $ 0.11
Projected restructuring and related charges, net of income taxes			0.01
Projected range of pro forma net income per diluted share			$ 0.08 - $ 0.12

CONTACT:
Culp, Inc.
Investor & Media Contact:
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer